EXHIBIT 10.1

Strategic Transformation Incentive Plan (STIP)

Summary Plan Document

Purpose

Navient Corporation (the “Corporation”), through the Compensation and Human Resources Committee of its Board of Directors (the “Compensation Committee”), adopts the Strategic Transformation Incentive Plan, pursuant to the Navient Corporation 2024 Omnibus Incentive Plan. The purpose of the Strategic Transformation Incentive Plan (“STIP”) is to support the company’s performance-based environment by rewarding performance relative to the three strategic initiatives requiring a significant portion of management resources and attention during the second half of the 2024 performance year within a framework of balanced and controlled risk. These strategic initiatives, which are being pursued to create and preserve value for shareholders, were announced publicly in January 2024 with subsequent goals established mid-year as each initiative was further explored and pursued. The STIP is intended to align the interests of individual participants with the company’s critical transformation objectives.

Eligible Participants

Each employee of Navient Corporation (or an affiliated company) (“Navient”) designated by the President and Chief Executive Officer shall be eligible to participate in the STIP. Participation in the STIP for the 2024 performance year does not guarantee participation in future incentive plans.

Participants’ Incentive Targets

Target incentives are set as a percentage of base pay determined as of the last day of the performance period (December 31, 2024). These individual incentive targets will serve as the basis for incentive awards to be paid following the end of the fiscal year, as noted below.

STIP Award Pool Funding

Following the close of the fiscal year, the Compensation Committee will determine the overall size of the award pool based on the STIP performance score for the Plan, effective July 1, 2024 – December 31, 2024, as determined by the Compensation Committee in its sole discretion. The Compensation Committee will determine and certify the STIP performance score based on a review of the STIP Performance Measures for the performance period. The certification of performance will take into consideration accomplishments during the performance period, and may consider how performance on the STIP goals has built on the accomplishments of strategic actions during the first half of the year.

STIP Performance Goals

Prior to the commencement of the STIP performance period, the Compensation Committee approved STIP performance goals that reflect the importance of the strategic actions to the Company’s future performance (Exhibit A). The Corporation’s actual performance, when measured against these performance goals, will result in a STIP performance score.

Incentive Award Calculation

The STIP performance score is applied against each STIP participant’s individual incentive target amount to determine their STIP incentive award.

Incentive Award Approval

The Compensation Committee determines the incentive award for each named executive officer. Incentive awards for all other participants are subject to review and approval by the President and Chief Executive Officer (or his/her duly authorized delegate). Final Incentive Awards must range from a low of 0% to a maximum of 150% of target and will be paid as a lump sum cash payment. All decisions made by the Compensation Committee or the President and Chief Executive Officer of Navient (or a duly authorized delegate of either, as applicable) will be final and binding on all participants.

Payment of Incentive Awards

Except as otherwise provided in this document, a participant must be employed by Navient on the incentive award payment date to be eligible to receive the STIP portion of the incentive award. A participant who voluntarily or involuntarily (subject to the discretion noted below) leaves Navient before the payment date shall forfeit his or her right to receive the STIP portion of the incentive award.

Incentive awards will be paid as soon as practicable following the close of the fiscal year, typically in February of the following year, but in no event later than March 15. Incentive awards are subject to withholding for all applicable taxes.

Proration Events

A participant who begins employment with Navient after July 1st of the performance period shall have his or her incentive award pro-rated (on a 6-month performance period basis) according to his or her date of employment. A participant who is transferred or promoted into (or out of) an eligible position during the performance period shall have his or her incentive award pro-rated (on a 6-month performance period basis) according to his or her date of eligibility or ineligibility, as the case may be.

Disability or Death

If a participant become totally and permanently disabled during the performance period, they will be entitled to receive an incentive award that otherwise would be payable but pro-rated (on a 6-month performance period basis) through the disability date. A participant will be considered totally and permanently disabled if they suffer from a Disability, as that term is defined in the Navient Corporation 2024 Omnibus Incentive Plan. Payment of the pro-rated incentive award shall be paid on the regularly scheduled award payment date.

If employee participant passes away before an approved incentive award is paid, the participant’s estate will be entitled to receive an incentive award that otherwise would be payable but for the participant’s death. Such payment shall be made on the regularly scheduled award payment date, or as soon thereafter as the administrator of the estate may reasonably be identified.

Termination of Employment

For participants other than named executive officers, the President and Chief Executive Officer of Navient (or his duly authorized delegate) retains the discretion, but no obligation, to make a pro-rata (on a 6-month performance period basis) incentive award to any participant who is involuntarily terminated or whose position is abolished prior to the last day of the performance period, other than when the company determines in its sole discretion that the participant has been discharged for willful, deliberate or gross misconduct.

Leave of Absence

If a participant is in a leave of absence status for more than 60 consecutive days during the performance period, the Corporation reserves the right to pro-rate (on a 6-month performance period basis) the incentive award otherwise payable to the participant based on the length of time the participant is in an active status. Any change to the incentive award payment must be approved by the division head and the Chief Human Resources Officer of Navient.

Clawback

Any bonus otherwise earned under the STIP shall be subject to clawback as set forth in the Navient Corporation Executive Compensation Clawback Policy, as adopted by the Board on March 8, 2018, and the Navient Corporation Executive Officers’ Executive Compensation Clawback Policy, as adopted by the Board on November 13, 2023, as applicable, each and as amended by the Board from time to time.

No Contract of Employment, Right, Title, or Interest in Company Assets

Nothing contained in the STIP shall alter the at-will status of employees nor shall give any employee the right to be retained in the employment of Navient or affect the right of Navient to dismiss any employee.

The STIP is unfunded. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Any liability or obligation of the Corporation to any participant with respect to an incentive award shall be based solely upon any contractual obligations that may be created by STIP, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. To the extent that any person acquires a right to receive payments from the Corporation under the STIP, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

Amendment, Termination and Interpretation of Plan

The Compensation Committee reserves the right to terminate, amend, change or modify the STIP and/or any incentive awards payable thereunder at any time, including retroactively, provided that such termination or amendment shall not be made in a manner that would cause a participant to include STIP compensation in gross income pursuant to IRS Code section 409A.

To the extent this summary document conflicts with the terms and conditions of the STIP approved by the Compensation Committee (and to the extent specifically delegated to the President and Chief Executive Officer of Navient), those terms and conditions shall prevail. Additionally, the Compensation Committee retains the discretionary authority to interpret the terms and conditions of the STIP.

Governing Law and Other Provisions

If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the STIP shall continue in effect. Captions and headings are given to the sections and subsections of this STIP solely as a convenience to facilitate reference. Such headings shall not be deemed in anyway material or relevant to the construction or interpretation of the STIP or any provision thereof. All rights under the STIP shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

Exhibit A

2024 Strategic Transformation Incentive Plan (“STIP”) Performance Measures

Three strategic action categories to be achieved in the second half of 2024 include both quantitative and qualitative measures. The three categories are roughly equally strategically important and the progress against them will be interrelated.

Category	Measure

Outsource Servicing	Execute key agreement provisions:

	•	Transfer via outsourcing approximately 80% of segment level expenses associated with the business by year-end 2024[1]
	•	Complete employee transfer successfully
	•	Design and implement oversight process to ensure service levels are maintained or failures are appropriately detected and remediated
	•	Establish and execute transition services agreements (TSA) as needed
	•	Successfully execute rebranding and borrower transition prior to year-end 2024

BPS divestment	•	Identify and execute transaction(s) that satisfy the following criteria:
○ Sale proceeds, net of any remaining committed costs, are financially superior to holding business with 5-year time horizon and exceeds the carrying value of the business
○ Closes prior to year-end 2024
	•	Transfers via sale approximately 80% of Direct + Overhead[2] costs associated with the business by year-end 2024
	•	Develop clear plans for transition services agreements as needed prior to year-end 2024

Reducing shared service expenses and corporate footprint	Develop and begin to execute Post-Transformation Navient Transition Plan
	•	Achieve a year-over-year reduction of approximately 20% ($11m) or more in corporate shared services expenses in Q4 2024[3]
	•	Develop a clear multi-year plan to identify and eliminate additional substantial shared service expenses
	•	Establish organizational structure and make appointments consistent with a streamlined, simpler and more flexible company
	•	Develop a transition plan that positions Post-Transformation Navient for financial, compliance, employee, and shareholder success

STIP Performance. In measuring actual performance relative to pre-established performance goals under the 2024 STIP, any restructuring charges and regulatory expenses in excess of the amount set forth in the 2024 Business Plan approved by the Board in January 2024 will be excluded from actual results.

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1 Servicing segment level expenses total approximately $103 million.  Excludes TSA-related expenses and post-default expense (portfolio management, 1st party, 3rd party) which was not outsourced.

2 Direct + Overhead costs defined in the Quality of Earnings reports dated 5-14-2024, which totals approximately $260 million.  Excludes TSA-related expenses.

3 Excluding restructuring, regulatory, and any TSA-related expenses within the corporate segment.  Assumes BPS sale occurs by 9/30/24.  Metric compares Q4 2024 to Q4 2023.  The $11 million reduction target is a quarterly value (~$45 million on an annualized basis going forward).